EXHIBIT 2.1 EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

FIRST PACTRUST BANCORP, INC.,

BEACH BUSINESS BANK

and

THE PRIVATE BANK OF CALIFORNIA

___________________________

Dated as of August 21, 2012

___________________________

TABLE OF CONTENTS

(continued)

2

TABLE OF CONTENTS

(continued)

3

INDEX OF DEFINED TERMS

	Section		Section
Acquisition Proposal	6.9(a)	Company Subsidiary	3.1(b)
Affiliate	3.25(a)	Confidentiality Agreement	9.9
Aggregate Cash Consideration	9.9	Controlled Group Liability	9.9
Aggregate Stock Consideration	9.9	Corporate Entity	9.9
Aggregate Stock Consideration Value	9.9	Covered Employees	6.5(a)
Agreement	Preamble	CRA	3.13(c)
Agreement of Merger	1.2	Derivative Transactions	3.17
Alternative Transaction	6.9(b)	DFI	3.4
Balance Sheet	3.6(a)	Disclosure Schedule	9.9
Balance Sheet Date	3.6(a)	Dissenting Shareholder	1.7(g)
Beach	Preamble	Dissenting Shares	1.7(g)
Business Day	9.9	EESA	3.11(l)
California Courts	9.7(b)	Effective Time	1.2
Cancelled Shares	1.7(e)	End Date	9.9
Certificates	2.2(a)	Environmental Laws	3.18(a)
CFC	1.1	ERISA	1.8(a)
CGCL	1.1	ERISA Affiliate	9.9
Change In Control and Retention Payments	9.9	Exchange Act	4.7(b)
Claim	6.7(a)	Exchange Agent	2.1
Closing	1.3	Exchange Agent Agreement	2.1
Closing Date	1.3	Exchange Fund	2.1
Closing Date Balance Sheet	6.10	Exchange Ratio	1.7(b)(ii)
Code	Recitals	FDIC	3.1(a)
Common Shareholder Approval	3.3(a)	Federal Reserve	3.5
Company	Preamble	Form S-4	6.3(a)
Company Articles of Incorporation	3.1(a)	GAAP	3.6(a)
Company Benefit Plans	3.11(a)	Governmental Entity	3.4
Company Board Recommendation	6.3(b)	Holders	2.2(a)
Company Bylaws	3.1(a)	HSR Act	3.4
Company Closing Expenses	9.9	Intellectual Property	3.21(e)
Company Common Stock	1.7(b)	IRS	3.10(k)
Company Financial Statements	3.6(a)	Knowledge	9.9
Company Indemnified Party	6.7(a)	Law/Laws	9.9
Company Intellectual Property	3.21(a)	Leased Premises	3.20(b)
Company Options	1.1(a)	Letter of Transmittal	2.2(a)
Company Policies	3.19	Lien	3.1(b)
Company Regulatory Agreement	3.15	Loan Documentation	3.24(a)
Company Restricted Shares	1.8(b)	Loan Tape	3.24(b)
Company Series A Preferred Stock	3.2	Loans	3.24(a)
Company Series B Preferred Stock	3.2	Material Adverse Effect	9.9
Company Series C Preferred Stock	1.7(c)	Material Contract	3.14(a)
Company Shareholders Meeting	6.3(b)	Materially Burdensome Regulatory Condition	6.1(a)
Company Stock Plans		Maximum Amount	6.7(c)

4

INDEX OF DEFINED TERMS

	Section		Section
Maximum Consideration	9.9	Per Share Merger Consideration Value	9.9
Merger	Recitals	Permitted Encumbrances	3.20(b)
Merger Consideration	1.7(b)	Person	9.9
Multiemployer Plan	3.11(g)	Personal Property	3.20(f)
Multiple Employer Plan	3.11(g)	Pool	3.24(k)
NASDAQ	3.4	Preferred Shareholder Approval	3.3(a)
No-Match Event	6.3(c)	Professional Expenses	9.9
Nonqualified Deferred Compensation Plan	3.11(d)	Proxy Statement	6.3(a)
Obligor	3.24(a)	Qualified Plans	3.11(e)
OCC	3.4	Real Property Leases	3.20(a)
Option Exchange Ratio	1.8(a)	Regulatory Agencies	3.5
Owned Real Property	3.20(a)	Regulatory Approvals	6.1(a)
Parent	Preamble	Reports	3.5
Parent Benefit Plan	1.8(a)	Representative	6.9(a)
Parent Capitalization Date	4.2	Requisite Shareholder Approval	3.3(a)
Parent Common Stock	1.7(a)	SEC	4.7(b)
Parent Disclosure Schedule	Article IV	Second Company Shareholders Meeting	6.3(c)
Parent Material Adverse Effect	9.9	Securities Act	3.2
Parent Non-Voting Common Stock	1.7(a)	Subsidiary	3.1(b)
Parent Options	4.2	Superior Proposal	6.3(b)
Parent Preferred Stock	1.7(d)	Surviving Corporation	Recitals
Parent Regulatory Agreement	4.14	Takeover Provisions	3.26
Parent SEC Reports	4.7(b)	Tax	9.9
Parent Series A Preferred Stock	1.7(a)	Tax Return	9.9
Parent Series B Preferred Stock	1.7(d)	Tenant Leases	3.20(a)
Parent Share Value	9.9	Termination Fee	8.3(a)
Parent Voting Common Stock	1.7(a)	Voting and Support Agreement	Recitals
party/parties	9.9	Voting Debt	3.2
Per Share Cash Consideration	1.7(b)(i)

5

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (“Agreement”), dated as of August 21, 2012, by and among First PacTrust Bancorp, Inc., a Maryland corporation (“Parent”), Beach Business Bank, a California corporation (“Beach”), and The Private Bank of California, a California corporation (“Company”).  Certain capitalized terms have the meanings given to such terms in Article I.

RECITALS

A.        WHEREAS, the respective boards of directors of Company, Parent and Beach have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Beach (the “Merger”), with Beach as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”) and continuing as a wholly owned Subsidiary of Parent;

B.        WHEREAS, the parties intend that for federal income Tax purposes the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

C.        WHEREAS, each of those shareholders of Company set forth on Schedule A hereto has simultaneously herewith entered into a Voting and Support Agreement substantially in the form attached hereto as Exhibit A (each, a “Voting and Support Agreement” and, collectively, the “Voting and Support Agreements”) in connection with the Merger;

D.        WHEREAS, Parent and Beach intend either to change the name of the Surviving Corporation to “The Private Bank of California” or to operate the current head office and branch offices of Company as a division of Beach under the name “The Private Bank of California”; and

E.         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

Article I
THE MERGER

1.1              The Merger. Subject to the terms and conditions of this Agreement, including Section 9.11, in accordance with the California General Corporation Law (the “CGCL”) and the California Financial Code (the “CFC”), at the Effective Time, Company shall merge with and into Beach.  Beach shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of California, and a wholly owned Subsidiary of Parent.  As of the Effective Time, the separate corporate existence of Company shall cease.

1.2              Effective Time.  The Merger shall become effective upon filing on the Closing Date of the Agreement of Merger (as that term is defined in Section 4880 of the CFC, the “Agreement of Merger”) with the DFI as provided in Section 4887(b) of the CFC.  The term “Effective Time” shall be the date and time when the DFI accepts the Agreement of Merger for filing in accordance with Section 4887(b) of the CFC.

1.3              Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at a time determined by Parent that follows the close of trading on the date that is the later of (i) three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction of such conditions and the continued satisfaction or waiver of all other conditions set forth in Article VII) and (ii) ten (10) Business Days after the satisfaction of the condition set forth in Section 7.1(c) (but subject to the continued satisfaction of such condition and the satisfaction or waiver of all other conditions set forth in Article VII), or such other date as mutually agreed to by the parties (the “Closing Date”).

1.4              Articles of Incorporation and Bylaws of the Surviving Corporation.  At the Effective Time, the articles of incorporation and bylaws of Beach in effect immediately prior to the Effective Time (subject to any amendment to the articles of incorporation set forth in the Agreement of Merger) shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.5              Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.  From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

1.6              Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the CFC and the CGCL.

1.7              Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Beach, Company or the holder of any of the following securities:

(a)                No Effect on Parent Common Stock.  (i) Each share of the common stock, par value $0.01 per share, of Parent (the “Parent Voting Common Stock”); (ii) each share of the Class B Non-Voting Common Stock, par value $0.01 per share, of Parent (the “Parent Non-Voting Common Stock” and, together with the Parent Voting Common Stock, the “Parent Common Stock”); and (iii) each share of the Non-Cumulative Perpetual Preferred Stock, Series A, of Parent, stated liquidation amount $1,000 per share (the “Parent Series A Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)               Conversion of Company Common Stock.  Each share of the common stock, no par value of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares but including any restricted shares of Company Common Stock granted under a Company Stock Plan (each, a “Company Restricted Share”)) shall, subject to Section 1.7(g), be converted into the right to receive the following consideration (the “Merger Consideration”):

                                                           (i)                an amount in cash without interest equal to the quotient of (A) the Aggregate Cash Consideration, subject to adjustment in accordance with Section 1.7(c), divided by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, but including Dissenting Shares and Company Restricted Shares) (such amount, the “Per Share Cash Consideration”); and

                                                         (ii)                a number (such number, the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of Parent Voting Common Stock equal to the quotient of (A) the Aggregate Stock Consideration divided by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, but including Dissenting Shares and Company Restricted Shares).

(c)                Maximum Consideration Adjustment.  In the event that the sum of (i) the Aggregate Cash Consideration (calculated without regard to the adjustment provision contained in the definition thereof) and (ii) the the Aggregate Stock Consideration Value exceeds the Maximum Consideration, the Aggregate Cash Consideration shall be adjusted such that the sum of the Aggregate Cash Consideration and the Aggregate Stock Consideration Value is equal to the Maximum Consideration.

(d)               Conversion of Company Preferred Stock.  Each share of Non-Cumulative Perpetual Preferred Stock, Series C, stated liquidation amount $1,000 per share, of Company (the “Company Series C Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series C Preferred Stock to be cancelled in accordance with Section 1.7(e)) shall thereupon be converted automatically into and shall thereafter represent the right to receive, subject to the other provisions of this Article I, one share of preferred stock, par value $0.01 per share, of Parent (“Parent Preferred Stock”) to be designated, prior to the Closing Date, as Non-Cumulative Perpetual Preferred Stock, Series B, stated liquidation amount $1,000 per share (the “Parent Series B Preferred Stock”) and otherwise having rights (including with respect to dividends), preferences, privileges and voting powers, and limitations and restrictions that are equivalent to the rights, preferences, privileges and voting powers, and limitations and restrictions of the Company Series C Preferred Stock immediately prior to such conversion, taken as a whole.

(e)                Cancellation of Certain Shares of Company Stock.  All shares of Company Common Stock and Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time that are owned directly by Parent, Beach or Company (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Parent or Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).

(f)                Adjustments to Prevent Dilution.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or Company, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration, the Per Share Merger Consideration Value, the Exchange Ratio and any other dependent items, as applicable, shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

(g)               Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a shareholder who is entitled to demand, and who properly demands, the fair market value of such shares pursuant to, and who complies in all respects with, Chapter 13 of the CGCL (a “Dissenting Shareholder”) shall not be converted into the right to receive the Merger Consideration.  For purposes of this Agreement, “Dissenting Shares” means any shares of Company Common Stock as to which a Dissenting Shareholder thereof has properly exercised a demand for fair market value pursuant to Chapter 13 of the CGCL.  At the Effective Time, all Dissenting Shares shall be cancelled and retired and shall cease to exist.  No Dissenting Shareholder shall be entitled to any Merger Consideration in respect of any Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to demand fair market value of its Dissenting Shares under the CGCL, and any Dissenting Shareholder shall be entitled to receive only the payment provided by Chapter 13 of the CGCL with respect to the Dissenting Shares owned by such Dissenting Shareholder and not any Merger Consideration.  Company shall give Parent (a) prompt notice of any written demands for fair market value, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law received by Company relating to shareholders’ demands for fair market value and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair market value under the CGCL.  Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair market value of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

1.8              Company Options and Other Equity-Based Awards of Company.

(a)                Company Options.  As of the Effective Time, notwithstanding anything to the contrary in any Company Stock Plan or in any individual award agreement, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock granted under the Company Stock Plans that is outstanding immediately prior to the Effective Time (collectively, the “Company Options”) shall be converted into an option to purchase the number of whole shares of Parent Voting Common Stock that is equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Parent Voting Common Stock (rounded up to the nearest whole penny) equal to the exercise price for each such share of Company Common Stock subject to such Company Option immediately prior to the Effective Time divided by the Option Exchange Ratio, and otherwise on substantially similar, in the aggregate, terms and conditions (including with respect to vesting) as applied to each such Company Option immediately prior to the Effective Time; provided, it shall be understood that Parent may convert the Company Options into options issued pursuant to an existing employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) to which Parent or any Subsidiary of Parent or any of their respective ERISA Affiliates (as hereinafter defined) is a party (a “Parent Benefit Plan”), so long as such conversion satisfies the requirements of this Section 1.8(a) (excluding this proviso) and does not materially and adversely affect the holders of the Company Options taken as a whole.  For purposes of this Agreement, the “Option Exchange Ratio” shall be the fraction having a numerator equal to the Per Share Merger Consideration Value and having a denominator equal to the Parent Share Value.

(b)               Prior to the Effective Time, the board of directors of Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the transactions described in this Section 1.8.  Prior to the Effective Time, Parent will take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of any Company Options assumed in accordance with this Section 1.8.  Parent shall prepare and file with the SEC and cause to become effective a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to Parent Common Stock issuable upon exercise of the Company Options assumed in accordance with this Section 1.8, and shall exercise reasonable best efforts to maintain the effectiveness of such registration statement for so long as any of such Company Options remain outstanding.  Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

Article II
DELIVERY OF MERGER CONSIDERATION

2.1              Deposit of Merger Consideration.  Promptly after the Effective Time, Parent shall make available to a bank or trust company selected by Parent and reasonably acceptable to Company (the “Exchange Agent”) pursuant to an agreement entered into prior to the Closing (the “Exchange Agent Agreement”), for exchange in accordance with this Article II:  (a) the Aggregate Stock Consideration, and (b) immediately available funds equal to the Aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.2(f)) (collectively, the “Exchange Fund”), and Parent shall instruct the Exchange Agent to timely deliver the Merger Consideration.

2.2              Delivery of Merger Consideration.

(a)                As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record immediately prior to the Effective Time (collectively, the “Holders”) of certificates representing shares of Company Common Stock (“Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 1.7:  (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent and Parent) (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration upon surrender of such Certificate and any dividends or distributions to which such Holder is entitled pursuant to Section 2.2(c).

(b)               Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal, a Holder of Company Common Stock will be entitled to receive, promptly after the Effective Time, the Merger Consideration in respect of the shares of Company Common Stock represented by its Certificate(s).  Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration upon surrender of such Certificate in accordance with, and any dividends or distributions to which such Holder is entitled pursuant to, this Article II.

(c)                No dividends or other distributions with respect to Parent Voting Common Stock shall be paid to the Holder of any unsurrendered Certificate with respect to the Parent Voting Common Stock portion (if any) of the Merger Consideration represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Article II, the Holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of the Parent Voting Common Stock portion of the Merger Consideration, if any, represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole shares of the Parent Voting Common Stock portion of the Merger Consideration, if any, represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Voting Common Stock portion of the Merger Consideration, if any, issuable with respect to such Certificate.

(d)               In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of Company, the Merger Consideration shall be delivered in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, cash dividends or distributions payable pursuant to Section 2.2(c) and any other cash amounts otherwise payable pursuant to this Agreement to any Holder of Company Common Stock (including with respect to any Dissenting Shares) such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment.  To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(e)                After the Effective Time, there shall be no transfers on the stock transfer books of Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 1.7 and the procedures set forth in this Article II.

(f)                Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Voting Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Voting Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.  In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Parent Share Value by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such Holder at the Effective Time and rounded to the nearest one ten-thousandth when expressed in decimal form) of Parent Voting Common Stock to which such Holder would otherwise be entitled to receive pursuant to Section 1.7.  The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(g)               Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company as of the first anniversary of the Effective Time shall be paid to Parent.  Any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration and any unpaid dividends and distributions on the Parent Voting Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Parent, Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h)               In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(i)                 Subject to the terms of the Exchange Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any Letter of Transmittal and compliance by any Company shareholder with the procedures and instructions set forth herein and therein, (ii) the issuance and delivery of the whole number of shares of the Parent Common Stock portion of the Merger Consideration into which shares of Company Common Stock are converted in the Merger, if any, and (iii) the method of payment of the Per Share Cash Consideration portion of the Merger Consideration and cash in lieu of fractional shares of Parent Common Stock.

(j)                 In the case of outstanding shares of Company Common Stock that are not represented by Certificates, the parties shall make such adjustments to Article I and Article II as are necessary or appropriate to implement the same purpose and effect that Article I and Article II have with respect to shares of Company Common Stock that are represented by Certificates.

Article III
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the Disclosure Schedule, Company represents and warrants to Parent that the following is true and correct.  The Disclosure Schedule shall be organized to correspond to the Sections in this Article III.  Each exception set forth in the Disclosure Schedule shall be deemed to qualify (1) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Disclosure Schedule and (2) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation).

3.1              Corporate Organization.

(a)                Company is a corporation and state-chartered bank duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  The deposit accounts of Company are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Company when due.  Company is a member in good standing of the Federal Home Loan Bank of San Francisco and owns the requisite amount of stock therein.  Company has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  True and complete copies of the Articles of Incorporation of Company (the “Company Articles of Incorporation”) and bylaws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been furnished or made available to Parent.  Company is not in violation of any of the provisions of the Company Articles of Incorporation or Company Bylaws.

(b)               Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of Company (each, a “Company Subsidiary” and collectively the “Company Subsidiaries”).  Section 3.1(b) of the Disclosure Schedule also sets forth a list identifying the number and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe to, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements.  All of the outstanding shares of capital stock or other securities evidencing ownership of Company Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by Company or another of its Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind (“Lien”) with respect thereto.  Each Company Subsidiary (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the Laws of its jurisdiction of organization, (ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  A true, correct and complete copy of the articles or certificate of incorporation or certificate of trust and bylaws (or similar governing documents) of each Company Subsidiary, as amended and currently in effect, has been delivered and made available to Parent.  Except for its interests in Company Subsidiaries, Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.  As used in this Agreement, “Subsidiary” shall mean, when used with respect to any party, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

3.2              Capitalization.  The authorized capital stock of Company consists of 20,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, 5,450 of which are designated as Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, stated liquidation amount $1,000 per share, of Company (the “Company Series A Preferred Stock”), 273 of which are designated as Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, stated liquidation amount $1,000 per share, of Company (the “Company Series B Preferred Stock”) and 10,000 of which are designated as Company Series C Preferred Stock.  As of the date of this Agreement, there are (a) 3,837,501 shares of Company Common Stock issued and outstanding (which number includes, for the avoidance of doubt, all Company Restricted Shares), (b) 847,050 shares of Company Common Stock reserved for issuance upon the exercise of Company Stock Options, (c) 0 shares of Company Series A Preferred Stock issued and outstanding, (d) 0 shares of Company Series B Preferred Stock issued and outstanding, (e) 10,000 shares of Company Series C Preferred Stock outstanding and (f) no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Company shareholders may vote (“Voting Debt”) are issued or outstanding.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Company, or otherwise obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the “Securities Act”), any such securities.  Except for the Voting and Support Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company.  Section 3.2 of the Disclosure Schedule sets forth a true, correct and complete list of the aggregate number of shares of Company Common Stock subject to each award of Company Restricted Shares and issuable upon the exercise of each Company Option outstanding as of the date of this Agreement and the holder, exercise price and vesting schedule, as applicable, for each such Company Restricted Share and Company Option.  Other than the Company Options or Company Restricted Shares, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding.  Section 3.2 of the Disclosure Schedule sets forth a true, correct and complete listing of each outstanding series of trust preferred and subordinated debt securities of Company and certain information with respect thereto, including the holders of such securities as of the date of this Agreement, and all such information is accurate and complete to the Knowledge of Company.

3.3              Authority; No Violation.

(a)                Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously approved by the board of directors of Company, the board of directors of Company has resolved to recommend to Company’s shareholders approval and adoption of this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of Company has been taken, subject to the approval by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Common Shareholder Approval”) and the approval by the affirmative vote of the holders of a majority of the outstanding shares of Company Series C Preferred Stock (the “Preferred Shareholder Approval” and, together with the Common Shareholder Approval, the “Requisite Shareholder Approval”).  This Agreement has been duly and validly executed and delivered by Company.  Assuming due authorization, execution and delivery by Parent and Beach, this Agreement constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)               Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles of Incorporation or Company Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Company or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.4              Consents and Approvals.  Except for (a) the filing of any required applications, filings or notices with the Office of the Comptroller of the Currency (the “OCC”), the FDIC and the California Department of Financial Institutions (the “DFI”), and approval of or non-objection to such applications, filings and notices, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the CGCL and with the DFI pursuant to the CFC, (d) if required, any approvals or filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration or termination of any waiting periods thereunder, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock (if any) pursuant to this Agreement and (f) approval of listing of such Parent Common Stock (if any) on the NASDAQ Global Market (the “NASDAQ”), no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a “Governmental Entity”) are required to be made or obtained by Company or any of its Subsidiaries in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation of the transactions contemplated hereby.  The only material third-party consents necessary in connection with (A) the execution and delivery by Company of this Agreement and (B) the consummation of the transactions contemplated hereby are set forth in Section 3.4 of the Disclosure Schedule.

3.5              Reports.  Company and each of its Subsidiaries have filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (“Reports”), that they were required to file (or furnish, as applicable) since January 1, 2009 with (a) the Board of Governors of the Federal Reserve System (the “Federal Reserve”), (b) the OCC, (c) the FDIC, (d) the DFI and (e) any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the parties or their respective Subsidiaries (the agencies and authorities identified in clauses (a) through (d), inclusive, are, collectively, the “Regulatory Agencies”), and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2009, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments would not reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole.  Any such Report regarding Company filed with or otherwise submitted to any Regulatory Agency, as of the date of its filing or submission, as applicable, complied in all material respects with relevant legal requirements, including as to content.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Company and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Company, examination or investigation by, any Regulatory Agency into the business or operations of Company or any of its Subsidiaries.  There are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Company or any of its Subsidiaries, except for any such violations, criticisms or exceptions that would not reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole.

3.6              Financial Statements.

(a)                Company has previously made available to Parent copies of the following financial statements (the “Company Financial Statements”), copies of which are attached as Section 3.6(a) of the Disclosure Schedule:  (i) the audited consolidated balance sheets of Company and its Subsidiaries for years ended December 31, 2010 and December 31, 2011, and the related audited consolidated statements of income and cash flow for fiscal years 2010 and 2011, (ii) the unaudited consolidated balance sheet (the “Balance Sheet” and June 30, 2012, the “Balance Sheet Date”) and consolidated statements of income and cash flow for the six month period ended June 30, 2012 and (iii) the call reports of Company and each of its depository Subsidiaries for the fiscal years ended December 31, 2010 and 2011 and the fiscal quarters ended March 31, 2012 and June 30, 2012.  The Company Financial Statements fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Company and its Subsidiaries as of the respective dates or for the respective periods therein set forth and have been prepared in accordance with either U.S. generally accepted accounting principles (“GAAP”) or regulatory accepted accounting procedures pursuant to regulatory requirements, as applicable, consistently applied during the periods involved, and, in the case of interim financial statements, subject to recurring year-end adjustments normal in nature and amount.  The Company Financial Statements have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries.

(b)               Company maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of Company and its Subsidiaries.  Company has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting.  Other than as set forth in Section 3.6(b) of the Disclosure Schedule, since December 31, 2008, Company has not experienced or effected any material change in internal control over financial reporting.

(c)                Since December 31, 2008, (i) neither Company nor any of its Subsidiaries nor, to the Knowledge of Company, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2008, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of Company, no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2008, by Company or any of its officers, directors, employees or agents to the board of directors of Company or any committee thereof or to any director or officer of Company.

(d)               The books and records kept by Company and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements.

(e)                Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries in Company’s or such Subsidiary’s financial statements.

3.7              Undisclosed Liabilities.  Except for (a) those liabilities that are set forth on the Balance Sheet and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that are not and would not be, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Balance Sheet if it had existed on the Balance Sheet Date.

3.8              Absence of Certain Changes or Events.  Since December 31, 2011, (a) Company and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices; (b) Company has not taken any of the actions that Company has agreed not to take or permit its Subsidiaries to take from the date hereof through the Effective Time pursuant to subsections (a), (b), (c), (d), (e), (f), (h), (i), (k), (m), (n), (o) and (q) of Section 5.2; and (c) there has not been any Material Adverse Effect.

3.9              Legal Proceedings.  Except as set forth in Section 3.9 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries.  There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries.

3.10          Taxes and Tax Returns.

(a)                Company and each of its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all respects) and has duly and timely paid or caused to be paid on its behalf all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns).  Through the date hereof, Company and its Subsidiaries do not have any liability for Taxes in excess of the amount reserved or provided for on their financial statements.  Company and each of its Subsidiaries has made adequate provision on the Balance Sheet for all accrued Taxes not yet due and payable.

(b)               No jurisdiction where Company and its Subsidiaries do not file a Tax Return has made a claim in writing that any of Company and its Subsidiaries is required to file a Tax Return in such jurisdiction.

(c)                No Liens for Taxes exist with respect to any of the assets of Company and its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(d)               There are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any Taxes of Company or any of its Subsidiaries.

(e)                There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to Company and any of its Subsidiaries, which waiver or extension is in effect.

(f)                All Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity.  Company and each of its Subsidiaries have complied in all respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

(g)               Neither Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(h)               Neither Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(i)                 Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (ii) has any liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(j)                 Neither Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise, part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(k)               Since January 1, 2006, neither Company nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Company or any of its Subsidiaries, and the Internal Revenue Service (“IRS”) has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Company or any Subsidiary).

(l)                 Neither Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

(m)             Neither Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting method.

(n)               No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to Company or any of its Subsidiaries.

(o)               Neither Company nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could  reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.11          Employee Benefit Plans.

(a)                Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance, change-in-control or other contracts or agreements to which Company or any Subsidiary or any of their respective ERISA Affiliates (as hereinafter defined) is a party, with respect to which Company or any Subsidiary or any of their respective ERISA Affiliates has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by Company or any Subsidiary or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Company or any Subsidiary or any of their respective ERISA Affiliates (all such plans, programs, policies, arrangements, contracts or agreements, whether or not listed in Section 3.11(a) of the Disclosure Schedule, collectively, the “Company Benefit Plans”).

(b)               Company has delivered or made available to Parent true, correct and complete copies of the following (as applicable):  (i) the written document evidencing each Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with the IRS for the last three plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the United States Department of Labor or the IRS, (vii) all amendments, modifications or material supplements to any Company Benefit Plan and (viii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Company Benefit Plan.  Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Benefit Plans that have been adopted or approved nor has Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans.

(c)                Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  Neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the United States Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any Knowledge of any material plan defect that would qualify for correction under any such program.

(d)               Each Company Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has since January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code.  No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(e)                Section 3.11(e) of the Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”).  The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust has not been revoked, and there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.  No trust funding any Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(f)                No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code nor has the Company or any of its Subsidiaries or ERISA Affiliates in the past maintained an employee benefit plan subject to Title IV of ERISA.

(g)               (i) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(h)               Neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.  Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Company’s or such Subsidiary’s right to amend, terminate or modify any such benefits.

(i)                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(j)                 There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as hereinafter defined) that would be a liability of Company, its Subsidiaries or any of their ERISA Affiliates following the Closing.  Without limiting the generality of the foregoing, neither Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(k)               There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the PBGC, the United States Department of the Treasury, the United States Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party.  No Company Benefit Plan is under audit or the subject of an investigation by the IRS, the United States Department of Labor, the PBGC, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to Company’s Knowledge, threatened.

(l)                 Company and its Subsidiaries are, and have been at all relevant times, in compliance with Sections 111 and 302 of the Emergency Economic Stabilization Act of 2008, as amended by the U.S. American Recovery and Reinvestment Act of 2009, including all guidance issued thereunder by a Governmental Entity (collectively, “EESA”).  Each Company employee who is subject to the limitations imposed under EESA has executed a waiver of claims against Company and its Subsidiaries with respect to limiting or reducing rights to compensation for so long as the EESA limitations were required to be imposed.

3.12          Labor Matters.

(a)                There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of Company or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority.  There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving Company or any of its Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to Company or any of its Subsidiaries at any time within five (5) years of the date of this Agreement.

(b)               Neither Company nor any of its Subsidiaries is currently or at any time since January 1, 2009 has been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.  Each of Company and its Subsidiaries are in material compliance with all applicable state, federal and local Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices.  Except as would not result in any material liability to Company or any of its Subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries brought by any current or former employee or their eligible dependents or beneficiaries.

3.13          Compliance with Applicable Law.

(a)                Company and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with all, and are not and have not been in violation of any, applicable Laws, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to Company and its Subsidiaries, taken as a whole, and neither Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to Company and its Subsidiaries, taken as a whole.

(b)               Except as would not be material to Company and its Subsidiaries, taken as a whole, Company and each of its Subsidiaries have properly administered all accounts for which Company or any of its Subsidiaries acts as a fiduciary, including accounts for which Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects.  None of Company or any of its Subsidiaries, or any director, officer or employee of Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Company and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c)                Company and each insured depository Subsidiary of Company is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of the institution’s primary bank regulator), and the institution’s rating under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.”  Neither Company nor any Company Subsidiary has been informed that its status as “well-capitalized,” “well managed” or “satisfactory” for CRA purposes will change within one year.  All deposit liabilities of Company and its Subsidiaries are insured by the FDIC to the fullest extent under the Law.  Company and its Subsidiaries have met all conditions of such insurance, including timely payment of its premiums.

3.14          Material Contracts.

(a)                Neither Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether written or oral and whether or not set forth in the Disclosure Schedule, is referred to as a “Material Contract”):

                                                           (i)                        any contract or agreement entered into since January 1, 2008 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

                                                         (ii)                        any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Company or any of its Subsidiaries is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and contracts or agreements relating to borrowings entered into in the ordinary course of business;

                                                       (iii)                        any contract or agreement limiting the freedom of Company or any of its Subsidiaries to engage in any line of business or to compete with any other Person or prohibiting Company from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

                                                       (iv)                        any contract or agreement with any Affiliate of Company or its  Subsidiaries;

                                                         (v)                        any agreement of guarantee, support or indemnification by Company or its Subsidiaries, assumption or endorsement by Company or its Subsidiaries of, or any similar commitment by Company or its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

                                                       (vi)                        any agreement which would be terminable other than by Company or its Subsidiaries or any agreement under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

                                                     (vii)                        any alliance, cooperation, joint venture, shareholders’ partnership or similar agreement involving a sharing of profits or losses relating to Company or any of its Subsidiaries;

                                                   (viii)                        any employment agreement with any employee or officer of Company or any of its Subsidiaries;

                                                       (ix)                        any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement providing for annual payments by Company or its Subsidiaries of more than $50,000;

                                                         (x)                        any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to, any assets or properties, or any interest therein, of Company or its Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company;

                                                       (xi)                        any contract or agreement that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by Company or any of its Subsidiaries or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

                                                     (xii)                        any material contract or agreement which would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement;

                                                   (xiii)                        any contract under which Company or any Company Subsidiary will have a material obligation with respect to an “earn-out,” contingent purchase price or similar contingent payment obligation, or any other material liability after the date hereof;

                                                   (xiv)                        any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2011, as applicable, were in excess of $75,000;

                                                     (xv)                        any contract or agreement for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by Company or its Subsidiaries of $75,000; and

                                                   (xvi)                        any contract not listed above that is material to the financial condition, results of operations or business of Company or its Subsidiaries.

(b)               Company and its Subsidiaries have performed in all material respects all of the obligations required to be performed by them and are entitled to all accrued benefits under, and are not alleged (or otherwise to the Knowledge of Company) to be in default in respect of, each Material Contract to which Company or its Subsidiaries are a party or by which Company or its Subsidiaries are bound, except as would not, individually or in the aggregate, be material to Company and its Subsidiaries.  Each of the Material Contracts is valid and binding on Company or its applicable Subsidiary and in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or its Subsidiaries or, to the Knowledge of Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, be material to Company and its Subsidiaries.  True, correct and complete copies of all Material Contracts have been furnished or made available to Parent.

3.15          Agreements with Regulatory Agencies.  Other than as set forth in Section 3.15 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Disclosure Schedule, a “Company Regulatory Agreement”), nor does Company have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Agency that could reasonably be expected to lead to the issuance of any such Company Regulatory Agreement.

3.16          Investment Securities.

(a)                Each of Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Company and its Subsidiaries.  Such securities are valued on the books of Company and its Subsidiaries in accordance with GAAP.

(b)               Company and its Subsidiaries employ investment, securities risk management and other policies, practices and procedures which Company believes are prudent and reasonable in the context of such businesses.

3.17        Derivative Instruments.  All Derivative Transactions, whether entered into for the account of Company or one of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Laws and other policies, practices, and procedures employed by Company, as applicable and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by (a) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (b) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law), and are in full force and effect.  Company and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to Company’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.  The financial position of Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Company and such Subsidiaries in accordance with GAAP.  As used herein, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.18          Environmental Liability.

(a)                Each of Company and its Subsidiaries, and, to Company’s Knowledge (except as set forth in written third party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Company), any property in which Company or any of its Subsidiaries holds a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“Environmental Laws”).

(b)               There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, which liability or obligation would reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole.  To the Knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole.

(c)                Except as set forth in written third party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Company, to the Knowledge of Company, during or prior to the period of (i) Company’s or any of its Subsidiaries’ ownership or operation of any property, (ii) Company’s or any of its Subsidiaries’ participation in the management of any property or (iii) Company’s or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole.

(d)               Company is not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.  There has been no written third-party environmental site assessment conducted since January 1, 2009 assessing the presence of hazardous materials located on any property owned or leased by Company or any Company Subsidiary that is within the possession or control of Company and its Affiliates as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.

3.19          Insurance.  Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Company and its Subsidiaries.  Section 3.19 of the Disclosure Schedule contains a list of all insurance policies applicable and available to Company and its Subsidiaries with respect to its business or that are otherwise maintained by or for Company or its Subsidiaries (the “Company Policies”) (specifying policy type (e.g., whether such policy is claims-made), policy numbers, applicable deductible levels, policy periods, available limits of coverage, and information regarding any settlement or commutation of the same) and Company has provided true and complete copies of all such Company Policies to Parent.  Except as set forth in Section 3.19 of the Disclosure Schedule, there is no claim for coverage by Company or any of its Subsidiaries pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights.  Each Company Policy is in full force and effect and all premiums payable by Company or its Subsidiaries have been timely paid, by Company or its Subsidiaries, as applicable.  Neither Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Company Policies.

3.20          Title to Property.

(a)                Section 3.20(a) of the Disclosure Schedule lists (i) all real property owned by Company or any Company Subsidiary (the “Owned Real Property”); (ii) all leases, subleases, licenses or other contracts (including all amendments, modifications, and supplements thereto) pursuant to which Company or its Subsidiaries leases land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the “Real Property Leases”); and (iii) all leases, subleases, licenses or other use agreements between Company or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee (“Tenant Leases”), in each case including all amendments, modifications, and supplements thereto, and all such documentation has been made available to Parent on or prior to the date hereof.

(b)               Except as would not be material to Company, Company or one of its Subsidiaries (i) has good and marketable title to all Owned Real Properties, free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties ((A) through (C) collectively, “Permitted Encumbrances”) and (ii) has good and marketable leasehold interests in all parcels of real property leased to Company pursuant to the Real Property Leases (the “Leased Premises”), free and clear of all Liens of any nature created by Company or any of its Subsidiaries or, to the Knowledge of Company, any other Person, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases.  Since the Balance Sheet Date, none of the Leased Premises or Owned Real Property has been taken by eminent domain (or to Company’s Knowledge is the subject of a pending or contemplated taking which has not been consummated).  All of the land, buildings, structures, plants, facilities and other improvements leased or used by Company or any of its Subsidiaries in the conduct of Company’s or such Subsidiary’s business other than those items that comprise part of the Owned Real Property are included in the Leased Premises.

(c)                Except as set forth in Section 3.20(c) of the Disclosure Schedule, no Person other than Company and its Subsidiaries has (or will have, at Closing) (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises.  All buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of Company’s business.  Company and its Subsidiaries do not use in its business any material real property other than the Owned Real Property and the Leased Premises.

(d)               Each of the Real Property Leases and each of the Tenant Leases is valid and binding on Company or its applicable Subsidiary and is in full force and effect, without amendment (other than as disclosed in Section 3.14(b) of the Disclosure Schedule) and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or its Subsidiaries or, to the Knowledge of Company, with respect to the other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such event of default would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(e)                Company and its Subsidiaries have operated the Owned Real Property and the Leased Premises, and the continued operation of the Owned Real Property and the Leased Premises in the manner it is used in Company and its Subsidiaries’ business will be, in accordance in all material respects with all applicable Laws.

(f)                Except as would not be material to Company, (i) Company and its Subsidiaries have good, valid and marketable title to all of the personal property of Company and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of Company and its Subsidiaries (“Personal Property”) and (ii) each of the leases under which Company or its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Company, the lessor.

3.21          Intellectual Property.

(a)                Company and its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens all material Intellectual Property used or held for use by Company and its Subsidiaries as of the date hereof (collectively, the “Company Intellectual Property”) in the manner that it is currently used by Company and its Subsidiaries.

(b)               Section 3.21(b) of the Disclosure Schedule lists all Company Intellectual Property that is the subject of a registration, issuance or pending application of Company or any of its Affiliates.

(c)                Neither Company nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Company, neither Company nor any of its Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party.  To the Knowledge of Company, no third party has interfered with, infringed upon, misappropriated or violated any Company Intellectual Property.  Neither Company nor any of its Subsidiaries licenses to, or has entered into any exclusive agreements relating to any Company Intellectual Property with, third parties, or, except as set forth on Section 3.21(c) of the Disclosure Schedule, permits third parties to use any Company Intellectual Property rights.  Except as set forth on Section 3.21(c) of the Disclosure Schedule, neither Company nor any of its Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any Company Intellectual Property.

(d)               Neither Company nor any of its Subsidiaries is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any Company Intellectual Property.

(e)                For the purposes of this Agreement, “Intellectual Property” shall mean any or all of the following and all rights in, arising out of or associated with:  all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefor, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.

3.22          Broker’s Fees.  Neither Company nor any Company Affiliate has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement, except for Milestone Advisors, LLC, pursuant to an agreement a copy of which has been previously provided to Parent.

3.23          No Investment Adviser.  Neither Company nor any Company Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

3.24          Loans.

(a)                Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) payable to Company or its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  For the purposes of this Agreement, “Loan Documentation” means all Loan files and all documents included in Company’s or any of its Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

(b)               The information with respect to each Loan set forth in the data storage disk produced by Company from its management information systems regarding the Loans and delivered to Parent prior to the date hereof (the “Loan Tape”), and, to the Knowledge of Company, any third-party information set forth in the Loan Tape is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of July 31, 2012.

(c)                (i) Section 3.24(c) of the Disclosure Schedule sets forth a list of all Loans as of the date hereof by Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Company or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(d)               Each Loan payable to Company or its Subsidiaries (i) was originated or purchased by Company or its Subsidiaries and its principal balance as shown on Company’s books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by Company or its Subsidiaries complied, including as to the Loan Document related thereto, in all material respects with all applicable requirements of federal, state and local Laws.

(e)                Each outstanding Loan (including Loans held for resale to investors) payable to Company or its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by Company or a Company Subsidiary), and during the period of time in which such Loan was originated, held or serviced by Company or its Subsidiaries, the relevant Loan Documentation was maintained, in all material respects in accordance with Company’s or its Subsidiary’s underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state and local Laws.

(f)                With respect to each Loan payable to Company or its Subsidiaries that is secured, Company or its Subsidiary has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(g)               Except as set forth in Section 3.24(g) of the Disclosure Schedule, none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(h)               Company’s allowance for loan losses as of the Balance Sheet Date was in compliance with Company’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

(i)                 Section 3.24(i) of the Disclosure Schedule identifies each Loan payable to Company or its Subsidiaries that (i) as of July 31, 2012 (A) was on non-accrual status, (B) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (C) where a specific reserve allocation existed in connection therewith, (D) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (E) that was contractually past due 90 days or more in the payment of principal and/or interest, or (ii) as of the date of this Agreement is classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import.  For each Loan identified in response to clauses (i) or (ii) above, Section 3.24(i) of the Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of July 31, 2012.

(j)                 Each of Company and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local Laws, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(k)               To the Knowledge of Company, each Loan included in a pool of Loans originated, acquired or serviced by Company or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool.  All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired.  To the Knowledge of Company, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(l)                 Section 3.24(l) of the Disclosure Schedule sets forth a true, complete and correct list of each third party providing loan servicing to Company or any of its Subsidiaries as of July 31, 2011 and the aggregate balance of Loans serviced by each such servicer for Company or any of its Subsidiaries as of such date.  To the Knowledge of Company, all Loans serviced by third parties for Company or any of its Subsidiaries have been serviced in accordance with all applicable Laws and regulations.

3.25          Related Party Transactions.

(a)                Section 3.25(a) of the Disclosure Schedule identifies all agreements or arrangements between Company or any Company Subsidiary, on the one hand, and any shareholder (which to Company’s Knowledge beneficially owns 5% or more of any class of equity securities of Company or any of its Subsidiaries) or Affiliate of Company (other than Company and its direct or indirect wholly owned Subsidiaries), on the other hand, and all agreements or arrangements pursuant to which any shareholder (which to Company’s Knowledge beneficially owns 5% or more of any class of equity securities of Company or any of its Subsidiaries) or Affiliate of Company (other than Company and its direct or indirect wholly owned Subsidiaries) is a party and Company or any Company Subsidiary receives services or goods, including any such agreements or arrangements between any direct or indirect wholly owned Company Subsidiary, on the one hand, and any non-wholly owned Company Subsidiary, on the other hand.  No relationship, direct or indirect, exists between or among Company and its Subsidiaries or any of their respective Affiliates, on the one hand, and any director, officer, member, shareholder, customer or supplier of Company or any of its Affiliates, on the other hand, which would be required by the Securities Act to be disclosed in a registration statement on Form S-1 pursuant to Item 404 of Regulation S-K under the Securities Act.  As used in this Agreement, “Affiliate” means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

(b)               No shareholder or Affiliate of Company (other than Company and its Subsidiaries) owns any material property or asset used in the conduct of the business of Company and its Subsidiaries.

3.26          Takeover Laws.  The board of directors of Company has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law (such laws, collectively “Takeover Provisions”).

3.27          Approvals.  As of the date of this Agreement, Company knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.28          Company Information.  None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement or in the Form S‑4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the stockholders of Company or at the time the Company stockholders vote on the matters constituting the Requisite Shareholder Approval or at the time the Form S‑4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No representation or warranty is made by Company in this Section 3.28 with respect to statements made or incorporated by reference therein based on information supplied by Parent or Beach in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S‑4 or such other applications, notifications or other documents.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.  If at any time prior to the Effective Time any event should be discovered by Company which should be set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Company shall promptly so inform Parent.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as (i) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Parent delivered herewith (the “Parent Disclosure Schedule”) (provided  that each exception set forth in the Parent Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)) or (ii) disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Parent prior to the date hereof and on or after the date on which Parent filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Parent hereby represents and warrants to Company as follows:

4.1              Corporate Organization.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.  True and complete copies of the articles of incorporation and bylaws of Parent, as in effect as of the date of this Agreement, have previously been delivered by Parent to Company.  Parent is not in violation of any of the provisions of its articles of incorporation or bylaws, each as amended.

4.2              Capitalization.  The authorized capital stock of Parent consists of (a) 200,000,000 shares of Parent Common Stock, of which, as of August 16, 2012 (the “Parent Capitalization Date”), 10,612,592 shares of Parent Voting Common Stock are issued and outstanding, 1,090,061 shares of Parent Non-Voting Common Stock are issued and outstanding and 1,169,301 shares of Parent Common Stock are held in treasury and (b) 50,000,000 shares of Parent Preferred Stock, 32,000 of which are designated as Parent Series A Preferred Stock.  All of the Parent Series A Preferred Stock is issued and outstanding as of the Parent Capitalization Date.  All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  As of the Parent Capitalization Date, there were 918,569 shares of Parent Common Stock reserved for issuance upon exercise of options granted as employment inducement awards, as founders options and under Parent’s equity compensation plans (the “Parent Options”).  As of the Parent Capitalization Date, except pursuant to (i) this Agreement; (ii) outstanding warrants to purchase, in the aggregate, 4,248,360 shares of Parent Common Stock; and (iii) the Parent Options, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Parent, or otherwise obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.  As of the Parent Capitalization Date, no Voting Debt of Parent is issued or outstanding.  The shares of Parent Common Stock to be issued pursuant to the Merger, if any, will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

4.3              Authority; No Violation.

(a)                Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Parent.  No other corporate proceedings (including any approvals of Parent’s stockholders) on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent.  Assuming due authorization, execution and delivery by Company, this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)               Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Parent or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to, either individually or in the aggregate, have a Parent Material Adverse Effect.

4.4              Consents and Approvals.  Except for (a) the regulatory approvals and non-objections described in Section 3.4, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the CGCL and with the DFI pursuant to the CFC, (d) if required, any approvals or filings required by the HSR Act and the expiration or termination of any waiting periods thereunder, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock, if any, pursuant to this Agreement and (f) approval of listing of such Parent Common Stock, if any, on the NASDAQ, no consents, approvals or authorizations of or filings or registrations with any Governmental Entity, or of or with any third party, are required to be made or obtained by Parent or any of its Subsidiaries in connection with (i) the execution and delivery by Parent of this Agreement or (ii) the consummation by Parent of the transactions contemplated hereby, except for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

4.5              Legal Proceedings.

(a)                Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)               There is no injunction, order, judgment or decree imposed upon Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

4.6              Absence of Certain Changes.  Since December 31, 2011, there has not been a Parent Material Adverse Effect.

4.7              Reports.

(a)                Parent and each of its Subsidiaries have filed (or furnished, as applicable) all Reports that they were required to file (or furnish, as applicable) since December 31, 2009 and prior to the date hereof with the Regulatory Agencies and each other applicable Governmental Entity, and all other Reports required to be filed (or furnished, as applicable) by them since December 31, 2009 and prior to the date hereof, including any report or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, (i) except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Parent and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Parent, examination or investigation by, any Regulatory Agency into the business or operations of Parent or any of its Subsidiaries and (ii) there are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Parent or any of its Subsidiaries.

(b)               No final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the Securities and Exchange Commission (the “SEC”) by Parent pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2009 and prior to the date of this Agreement (the “Parent SEC Reports”)  at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.8              Financial Statements.  The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports filed with (but not furnished to) the SEC (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount and the absence of notes); (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

4.9              Compliance with Applicable Law.  Parent and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, and neither Company nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above, except for such violations would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.  Except as set forth on Section 4.9 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which would, individually or in the aggregate, have a Parent Material Adverse Effect, or has received any written communication contemplating any of the foregoing. Each insured depository Subsidiary of Parent is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of the institution’s primary bank regulator), and the institution’s rating under the CRA is no less than “satisfactory.”

4.10          Tax Matters.  Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.11          Broker’s Fees.  Except for FIG Partners, LLC, neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.12          Parent Information.  None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement or in the Form S‑4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the stockholders of Company or at the time the Company stockholders vote on the matters constituting the Requisite Shareholder Approval or at the time the Form S‑4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No representation or warranty is made by Parent in this Section 4.12 with respect to statements made or incorporated by reference therein based on information supplied by Company in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S‑4 or such other applications, notifications or other documents.  If at any time prior to the Effective Time any event should be discovered by Parent which should be set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Parent shall promptly so inform Company.

4.13          Financial Ability.  Parent will have as of the Closing Date sufficient funds available for it to pay the Aggregate Cash Consideration as contemplated hereby.

4.14          Agreements with Regulatory Agencies.  Other than as set forth in Section 4.14 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor does Parent have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Agency that could reasonably be expected to lead to the issuance of any such Parent Regulatory Agreement.

4.15          Approvals.  As of the date of this Agreement, Parent knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1              Conduct of Business of Company Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice (b) use reasonable best efforts to maintain and preserve intact its business organization, its rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees and other persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Parent to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2              Forbearances of Company.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Disclosure Schedule or as expressly required by this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Parent:

(a)                (i) create or incur any indebtedness for borrowed money (other than acceptance of deposits, FHLB advances, purchases of Federal funds, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business consistent with past practice, including with respect to prices, terms and conditions), or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except in the case of this clause (ii), in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice;

(b)               (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution (except for (A) dividends paid in the ordinary course of business by any direct or indirect wholly owned Company Subsidiary to Company or any other direct or indirect wholly owned Company Subsidiary or (B) regular quarterly cash dividends on the Company Series C Preferred Stock in accordance with the terms thereof with record and payment dates consistent with past practice; provided  that no quarterly dividend will be declared with respect to the quarter in which the Effective Time occurs unless the Effective Time is after the record date for such quarter) or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest, (iii) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue or commit to issue any additional shares of capital stock of Company or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Company Subsidiary or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(c)                sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a direct or indirect wholly owned Company Subsidiary, except (i) subject to paragraph (k) of this Section 5.2, sales of Loans, Loan participations and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company or (ii) as expressly required by contracts or agreements in force at the date of this Agreement that are set forth in Section 5.2(c) of the Disclosure Schedule;

(d)               (i) acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of Company;

(e)                except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof (i) enter into, adopt or terminate any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Company or any of its Subsidiaries, (ii) amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Company or any of its Subsidiaries in a manner that would result in any increase in cost, (iii) increase the compensation or benefits payable to any such individual (including the payment of any amounts to any such individual not otherwise due) (other than any annual base compensation raises in the ordinary course of business consistent with past practice to employees other than senior executive officers of not more than 5% per annum), (iv) grant or accelerate the vesting of any equity-based awards for the benefit of any such individual, (v) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to Company or any of its Subsidiaries, (vi) provide any funding for any rabbi trust or similar arrangement or (vii) hire, transfer, promote or terminate the employment of any employee of Company or any of its Subsidiaries who has a target annual compensation of $75,000 or more;

(f)                  (i) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages where the settlement payments not covered by insurance do not exceed $100,000 individually or $200,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(g)               pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to Section 5.2(f), in the ordinary course of business and consistent with past practice;

(h)               (i) make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by changes in GAAP as concurred in by Vavrinek, Trine, Day & Co., LLP or McGladrey LLP, its independent auditors or (ii) except as may be required by GAAP and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing-off notes or accounts receivable;

(i)                 make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(j)                 adopt or implement any amendment to its articles of incorporation or any changes to its bylaws or comparable organizational documents;

(k)               materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

(l)                 enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14, other than in the ordinary course of business consistent with past practice; provided  that in no event shall Company or any Company Subsidiary enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14(a) (iii), (iv), (vi), (vii), (x), (xi) or (xiii) or that calls for aggregate annual payments of $100,000 or more;

(m)             change in any material respect the credit policies and collateral eligibility requirements and standards of Company;

(n)               fail to use reasonable best efforts to take any action that is required by a Company Regulatory Agreement, or take any action that violates a Company Regulatory Agreement;

(o)               except as required by applicable Law, regulation or policies imposed by any Governmental Entity, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans;

(p)               permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Company or any Company Subsidiary;

(q)               make, or commit to make, any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than as disclosed in Company’s capital expenditure budget set forth in Section 5.2(q) of the Disclosure Schedule;

(r)                 without previously notifying and consulting with Parent (through Parent’s Chief Credit Officer, Chief Executive Officer or such other representative as may be designated by Parent), make or acquire any Loan or issue a commitment (or renew or extend an existing commitment), except to the extent approved by Company and committed to, in each case prior to the date hereof and set forth in Section 5.2(a) of the Disclosure Schedule, for any Loan relationship aggregating in excess of $1,500,000 or amend or modify in any material respect any existing Loan relationship, that would result in total credit exposure to the applicable borrower (and its Affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $1,500,000;

(s)                [reserved]

(t)                 take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

(u)               take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(v)               agree to, or make any commitment to, take, or adopt any resolutions of the board of directors of Company in support of, any of the actions prohibited by this Section 5.2; or

(w)             take any action that would or would be reasonably likely to result in Company Closing Expenses in excess of $2,850,000.

5.3              Covenants of Parent.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 of the Parent Disclosure Schedule or as expressly required by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Company:

(a)                Except in connection with the issuance of the Parent Series B Preferred Stock pursuant to Section 1.7(c), amend its articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock or that would materially impede Parent’s ability to consummate the transactions contemplated by this Agreement;

(b)               take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

(c)                take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(d)               agree to, or make any commitment to, take, or adopt any resolutions of the board of directors of Parent in support of, any of the actions prohibited by this Section 5.3;

provided, that nothing in this Agreement shall be construed to prohibit Parent or any its Subsidiaries from taking any necessary or appropriate actions in connection with participation in the Small Business Lending Fund of the United States Department of the Treasury.

Article VI
ADDITIONAL AGREEMENTS

6.1              Regulatory Matters.

(a)                Each of Parent and Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby (including, for purposes of this Section 6.1, actions required in order to continue any contract or agreement of Company or its Subsidiaries following the Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement (collectively, the “Regulatory Approvals”).  The parties hereto shall cooperate with each other and prepare and file, as promptly as practicable after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings (including, if required, notification under the HSR Act or any other antitrust or competition Law), to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals.  Without limiting the generality of the forgoing, Parent and Beach will use commercially reasonable efforts to file the required applications seeking approval of the Merger with the FDIC and the DFI no later than forty-five (45) days from the date hereof.  Each of Parent and Company shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement.  Notwithstanding anything set forth in this Agreement, under no circumstances shall Parent or Beach be required, and Company and its Subsidiaries shall not be permitted (without Parent’s written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, involving Parent, Company or their respective Subsidiaries pursuant to this Section 6.1 or otherwise in connection with obtaining the foregoing actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals, that would have, or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or a Parent Material Adverse Affect in respect of Parent, or Company and its Subsidiaries taken as a whole, in each case measured on a scale relative to Company and its Subsidiaries taken as a whole (a “Materially Burdensome Regulatory Condition”); provided  that, if requested by Parent, then Company and its Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Company and its Subsidiaries only in the event the Closing occurs.

(b)               Subject to applicable Laws relating to the exchange of information, Parent and Company shall, upon request, furnish each other with all information concerning Parent, Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.  Parent and Company shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, any filing made or proposed to be made with, or written materials submitted or proposed to be submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

(c)                Subject to applicable Law (including applicable Laws relating to the exchange of information), Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, subject to applicable Law, (i) each of Parent and Company shall promptly furnish the other with copies of notices or other communications received by it or any of its Subsidiaries (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) each of Parent and Company shall provide the other a reasonable opportunity to review in advance, and to the extent practicable accept the reasonable comments of the other in connection with, any proposed nonconfidential written communication to, including any filings with, any Governmental Entity, in each case subject to applicable Laws relating to the exchange of information and (iii) Company shall consider in good faith Parent’s views with respect to, and confer in good faith with Parent to resolve, any disagreement as to strategy with respect to any communication by Company or any of its Subsidiaries with any Governmental Entity or third party relating to the transactions contemplated by this Agreement.  Company shall not, and shall cause its Subsidiaries to not, participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with Parent in advance and, to the extent not prohibited by applicable Law, gives Parent the opportunity to attend and participate.  Any such disclosures or rights to participate may be made on an outside counsel-only basis to the extent required under applicable Law.

6.2              Access to Information.

(a)                Subject to the Confidentiality Agreement, Company agrees to provide Parent and its Representatives, from time to time prior to the Effective Time, such information as Parent shall reasonably request with respect to Company and its Subsidiaries and their respective businesses, financial conditions and operations and such access to the properties, books and records and personnel of Company and its Subsidiaries as Parent shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Company or its Subsidiaries.

(b)               Parent and Company shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

6.3              SEC Filings and Shareholder Approval.

(a)                Company and Parent shall as promptly as practicable prepare and file with the SEC a proxy statement/prospectus relating to the Company Shareholders Meeting (the “Proxy Statement”).  Company and Parent shall as promptly as practicable prepare, and Parent shall file with the SEC, a registration statement on Form S‑4 (the “Form S‑4”) in which the Proxy Statement will be included as a prospectus, and Parent and Company shall use their respective reasonable best efforts to cause the Form S‑4 to be declared effective by the SEC as promptly as practicable after filing.  The Proxy Statement, and any amendment or supplement thereto, shall, except in the case of a withdrawal or modification of the Company Board Recommendation expressly permitted by Section 6.3(b), include the Company Board Recommendation.  The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger.  If, at any time prior to the receipt of the Requisite Shareholder Approval, any event occurs with respect to Company, Parent or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, such party shall promptly notify the other party of such event, and Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Form S-4 and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the stockholders of Company.  Without limiting the foregoing, Company and Parent shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder, and shall cooperate in seeking timely to obtain any actions, consents, approvals or waivers, and in making any filings or furnishings of information, required in connection therewith (including in connection with the Proxy Statement and the Form S‑4).

(b)               Company shall take all action necessary in accordance with the CGCL and the Company Articles of Incorporation and Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Company Shareholders Meeting”), and, except in the case of a withdrawal or modification of the Company Board Recommendation expressly permitted by Section 6.3(b), shall solicit, and use its reasonable best efforts to obtain, the Requisite Shareholder Approval thereat.  Except as expressly provided in the immediately following sentence, the board of directors of Company shall (i) recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated herein (the “Company Board Recommendation”), (ii) include the Company Board Recommendation in the Information and Proxy Statement and (iii) not approve, agree to or recommend, or propose to approve, agree to or recommend, any Acquisition Proposal or Alternative Transaction.  The board of directors of Company shall be permitted (x) not to recommend to Company’s shareholders that they give the Requisite Shareholder Approval or (y) to otherwise withdraw or modify in a manner adverse to Parent the Company Board Recommendation, in each case only (A) if after receiving an unsolicited bona fide Acquisition Proposal that constitutes a Superior Proposal, the board of directors of Company determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of such Superior Proposal, the board of directors would be in violation of its fiduciary duties under applicable law if it failed to withdraw or modify the Company Board Recommendation, (B) after the fifth Business Day following delivery by Company to Parent of written notice advising Parent that the board of directors of Company intends to resolve to so withdraw or modify the Company Board Recommendation absent modification of the terms and conditions of this Agreement; (C) if, assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by Parent during such five (5) Business Day period, such Acquisition Proposal would nonetheless continue to constitute a Superior Proposal; and (D) if Company has complied with its obligations set forth in this Section 6.3(b) (and, if applicable, Section 6.3(c)) and Section 6.9; provided, however, that following each and every material revision to such Superior Proposal, Company shall be required to deliver a new written notice to Parent in accordance with this Section 6.3(b) and to again comply with the requirements of this Section 6.3(b); provided, further, that (1) nothing in this Section 6.3(b) shall be interpreted to excuse Company and its Board of Directors from complying with its unqualified obligation to submit this Agreement to its shareholders at the Company Shareholders Meeting or (except as expressly provided in Section 6.3(c)) the Second Company Shareholders Meeting and (2) Company shall not submit to the vote of its stockholders any Acquisition Proposal or Alternative Transaction other than the Merger.  Without limiting the foregoing, if the board of directors of the Company has withdrawn or modified the Company Board Recommendation as expressly permitted by Section 6.3(b), then the board of directors of Company may submit this Agreement to Company’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of Company may communicate the basis for its lack of a recommendation to Company’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable law.  For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal that (x) is obtained not in breach of this Agreement for all of the outstanding shares of Company Common Stock, on terms that the board of directors of Company determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation and after taking into account all the terms and conditions of the Acquisition Proposal and this Agreement (including any proposal by Parent to adjust the terms and conditions of this Agreement), including any break‑up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the party making such proposal to obtain financing for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the party making such proposal, and this Agreement) are more favorable from a financial point of view to its stockholders than the Merger, (y) is reasonably likely to receive all necessary regulatory approvals and be consummated and (z) does not contain any condition to closing or similar contingency related to the ability of the party making such proposal to obtain financing.

(c)                If an Acquisition Proposal (the terms and conditions of which are more favorable from a financial point of view to Company’s stockholders than the Merger) shall have been communicated to or otherwise made known to the shareholders of Company and thereafter Company shall have failed to obtain the Requisite Shareholder Approval at the Company Shareholders Meeting, then, unless this Agreement shall have been terminated pursuant to its terms, if, during the ten (10) Business Day period following such failure to obtain the Requisite Shareholder Approval, Parent proposes to adjust the terms and conditions of this Agreement such that the transactions contemplated herein (as adjusted) would be no less favorable from a financial point of view to Company’s stockholders than such Acquisition Proposal, Company shall (i) resubmit the transaction to Company’s shareholders at a second duly called, noticed, convened and held meeting of Company’s shareholders for the purpose of obtaining the Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Second Company Shareholders Meeting”), with the timing of the Second Company Shareholders Meeting to be determined at the reasonable request of Parent and (ii) again otherwise comply with Section 6.3(b) as if the Second Company Shareholders Meeting were the Company Shareholders Meeting; provided, that if (1) prior to the Company Shareholders Meeting the board of directors of the Company shall have taken (and not reversed or withdrawn) in accordance with Section 6.3(b) any of the actions contemplated by clauses (x) and/or (y) of the third sentence of Section 6.3(b); (2) assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by Parent during the ten (10) Business Day period following the failure to obtain the Requisite Shareholder Approval at the Company Shareholders Meeting, the applicable Acquisition Proposal underlying the Company board of directors’ actions described in clause (1) above would nonetheless continue to constitute a Superior Proposal; and (3) Company has complied with its obligations set forth in Section 6.3(b), this Section 6.3(c) and Section 6.9, then Company shall thereafter no longer be bound by the provisions of this Section 6.3(c) (for the avoidance of doubt, without limiting in any respect any other provision of this Agreement) (a “No-Match Event”).

6.4              Public Disclosure.  Parent and Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and Company.  Thereafter, Company and Parent will consult with and provide each other the reasonable notice of any press release or other public (or non-confidential) statement or comment prior to the issuance of such press release or such other statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or such other statement or comment prior to such notice except as may be required by applicable Law.  In addition, Company shall not issue any such press release or such other statement or comment without the prior approval of Parent (which approval shall not be unreasonably withheld or delayed), except as may be required by applicable Law.

6.5              Employee Benefit Matters.

(a)                From the Closing Date through the first anniversary thereof, Parent shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are actively employed by Company and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are generally made available to similarly situated employees of Parent or its Subsidiaries (other than Company and its Subsidiaries), as applicable; provided  that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Parent or its Subsidiaries; and (ii) until such time as Parent shall cause Covered Employees to participate in the employee benefit plans and receive compensation opportunities that are made available to similarly situated employees of Parent or its Subsidiaries (other than Company and its Subsidiaries), a Covered Employee’s continued participation in employee benefit plans, and continued opportunity to be eligible for compensation under the plans, of Company and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in any different Parent plans may commence at different times).

(b)               To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries (other than Company or its Subsidiaries), Parent shall cause such employee benefit plan to recognize the service of such Covered Employee with Company or its Subsidiaries for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of Parent or any of its Subsidiaries, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided  that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans or for purposes of benefit accrual under any defined benefit pension plan and (iii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation.  With respect to any health care plan of Parent or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Parent shall use commercially reasonable efforts to (x) cause any preexisting condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

(c)                Without limiting the generality of Section 9.12, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.  In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with the Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries), or constitute or create an employment agreement with any employee.

6.6              Additional Agreements.  Subject to the terms and conditions of this Agreement, each of Company and Parent agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s sole expense, take all such necessary action as may be reasonably requested by Parent.

6.7              Indemnification; Directors’ and Officers’ Insurance.

(a)                From and after the Effective Time, each of the Surviving Corporation and Parent shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, an officer or director of Company (each, a “Company Indemnified Party”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of the Surviving Corporation, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a Company Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Company or a Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Company Articles of Incorporation or Company Bylaws to the extent permitted by applicable Law.  The Surviving Corporation shall pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such proceeding to each Company Indemnified Party to the full extent permitted by applicable state or federal Law upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification under this Section 6.7(a).

(b)               Any Company Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.7, upon learning of any Claim, shall promptly notify Parent and the Surviving Corporation thereof.  In the event of any such Action (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and neither Parent nor the Surviving Corporation shall be liable to such Company Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Company Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Company Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Parent or the Surviving Corporation and the Company Indemnified Parties, the Company Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Company Indemnified Parties promptly as statements therefor are received; provided  that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Company Indemnified Parties in any jurisdiction; (ii) the Company Indemnified Parties will cooperate in the defense of any such Claim; and (iii) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent; and provided, further, that neither Parent nor the Surviving Corporation shall have any obligation hereunder to any Company Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Company Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)                Parent shall, or shall cause the Surviving Corporation to, use its reasonable best efforts (and Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six (6) years after the Effective Time Company’s existing directors’ and officers’ liability insurance policy (provided  that Parent or the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided  that neither Parent nor the Surviving Corporation shall be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Company’s directors and officers, 250% of the annual premium payments on Company’s current policy in effect as of the date of this Agreement (the “Maximum Amount”).  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent or the Surviving Corporation shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.  In lieu of the foregoing, Parent, or Company with the prior written consent of Parent (not to be unreasonably withheld) (in the case of the Company, with an aggregate cost not to exceed $100,000), may obtain on or prior to the Effective Time, a six (6)-year “tail” prepaid policy providing equivalent coverage to that described in this Section 6.7(c).

(d)               The provisions of this Section 6.7 are intended to be for the benefit of and shall be enforceable by, each Company Indemnified Party and their respective heirs and representatives.

6.8              Listing and Quotation.  If Parent Voting Common Stock is to be issued as part of the Merger Consideration upon consummation of the Merger, Parent shall use its reasonable best efforts to list, prior to the Effective Time, on the NASDAQ, subject to official notice of issuance, the shares of Parent Voting Common Stock to be issued as Merger Consideration to the holders of Company Common Stock in connection with the Merger, and Parent shall give all notices and make all filings with the NASDAQ required in connection with the transactions contemplated herein.

6.9              No Solicitation.

(a)                Company shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each, a “Representative”) not to, directly or indirectly (i) solicit, initiate, encourage or facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or Acquisition Proposal or (iii) enter into any agreement regarding any Alternative Transaction or Acquisition Proposal; provided, however, that, in the event that (x) Company shall receive a Superior Proposal that was not solicited by it and did not otherwise result from a breach of this Agreement, (y) prior to receipt of the Requisite Shareholder Approval, the board of directors of Company determines in its good faith judgment, after receiving the advice of outside counsel, that, in light of such Superior Proposal, if Company fails to participate in such discussions or negotiations with, or provide such information to, the party making the Superior Proposal, the board of directors of Company would be in violation of its fiduciary duties under applicable law, and (z) Company has given Parent at least five (5) Business Days’ notice of its intention to do so, Company may (A) furnish information with respect to it and its Subsidiaries to the party making such Superior Proposal pursuant to a customary confidentiality agreement containing terms no less restrictive to the party making the Superior Proposal than the terms contained in the Confidentiality Agreement; provided  that a copy of all such written information is simultaneously provided to Parent, and (B) participate in discussions regarding such Superior Proposal.

(b)               As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its Affiliates, directly or indirectly, acquires or would acquire more than twenty (20) percent of the outstanding shares of Company Common Stock or outstanding voting power of Company, or more than twenty (20) percent of the outstanding shares or voting power of any other series or class of capital stock of Company that would be entitled to a class or series vote with respect to the Merger, whether from Company, or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Company (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) other than Parent or its Affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Company Subsidiaries and securities of the entity surviving any merger or business combination involving any Company Subsidiary) of Company or any of its Subsidiaries representing more than twenty (20) percent of the fair market value of all the assets, deposits, net revenues or net income of Company and its Subsidiaries, taken as a whole, immediately prior to such transaction or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Company Common Stock immediately prior to such transaction do not, in the aggregate, own at least eighty (80) percent of each of the outstanding shares of Company Common Stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Company Common Stock immediately prior to the consummation thereof.

(c)                Company shall notify Parent promptly (but in no event later than one Business Day) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any Person that has made, or to Company’s Knowledge may be considering making, an Acquisition Proposal.  Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of Company or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal.  Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

(d)               Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any of the foregoing.  Company agrees not to, and to cause its Subsidiaries not to, release any third party from, and agrees to enforce, the confidentiality and standstill provisions of any agreement to which Company or its Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.

(e)                Nothing contained in this Agreement shall prohibit the board of directors of Company from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a)(2)-(3) under the Exchange Act; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a modification of the Company Board Recommendation in a manner adverse to Parent unless the board of directors of Company expressly and concurrently reaffirms the Company Board Recommendation.

6.10          Closing Date Balance Sheet.  No later than three (3) Business Days prior to the Closing Date, Company shall deliver to Parent the unaudited consolidated balance sheet of Company and its Subsidiaries, in form and substance satisfactory to Parent, as of the close of business on the last Business Day of the calendar month immediately preceding the Closing Date (the “Closing Date Balance Sheet”).  The Closing Date Balance Sheet shall (a) fairly present in all material respects the assets, liabilities and tangible common equity of Company and its Subsidiaries as of the date of the Closing Date Balance Sheet, (b) be prepared in a manner consistent with the balance sheets included in the Company Financial Statements, in accordance with either GAAP or regulatory accepted accounting procedures pursuant to Regulatory Agency requirements, as applicable, consistently applied and (c) be prepared from, and be in accordance with, the books and records of Company and its Subsidiaries.

6.11          Notification of Certain Matters.  Each of Company and Parent shall give prompt notice to the other of any fact, change, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, changes, events and circumstances known to it, to have or to result in any Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein.

6.12          Takeover Provisions.  No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Provision, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Provision, as now or hereafter in effect.

6.13          Shareholder Litigation.  Company and Parent shall provide each other with prompt notice of any shareholder litigation against Company or Parent and/or their respective directors or affiliates relating to the transactions contemplated by this Agreement.  In the event of any such litigation against Company or any of its directors or affiliates, Company shall give Parent the opportunity to participate in the defense or settlement of any such litigation.  In addition, no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.14          Existing Business Relationships.  Company shall use its good faith efforts to ensure that its officers and directors continue their banking relationships with Company (including following the Closing, with Company or its Affiliates), to the same extent as exists on the date hereof.

6.15          Loan Documentation.  Company shall use all commercially reasonable efforts to fully correct, remedy and otherwise resolve any fact or circumstance Known (for the avoidance of doubt, or become Known) to Company that has resulted, or could reasonably be expected to result, in any Loan that (i) is not evidenced by Loan Documentation that is true, genuine and what it purports to be, (ii) does not represent the valid and legally binding obligation of the Obligor thereunder or (iii) is not enforceable against the Obligor in accordance with its terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles), such that the applicable Loan or Loan Documentation fully complies with Section 3.24 hereof.

Article VII
CONDITIONS PRECEDENT

7.1              Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligation of each party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)                Common Shareholder Approval.  The Common Shareholder Approval shall have been obtained.

(b)               Preferred Shareholder Approval.  The Preferred Shareholder Approval shall have been obtained; provided, that if the Preferred Shareholder Approval shall not have been obtained by the date that is six (6) weeks following the date on which all other conditions set forth in this Section 7.1 and in Sections 7.2 and 7.3 have been and continue to be satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing), Parent and its Subsidiaries shall use reasonable best efforts to, as promptly as practicable and to the extent permitted under applicable Law and by the terms of the Company Series C Preferred Stock, arrange for the redemption, repurchase or repayment of the outstanding shares of Convertible Preferred Stock for cash (to be conditioned upon, and consummated substantially simulataneously with, the Closing), and upon such redemption, repurchase or repayment, the condition set forth in this Section 7.1(b) shall be deemed satisfied.

(c)                Regulatory Approvals.  All Regulatory Approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (and, in the case of the obligation of Parent to effect the Closing, no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition).

(d)               No Injunctions or Restraints; Illegality.  No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(e)                Exchange Listing.  If Parent Voting Common Stock is to be issued as part of the Merger Consideration upon consummation of the Merger, the shares of such Parent Voting Common Stock to be issued as Merger Consideration shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(f)                Form S-4.  If Parent Voting Common Stock is to be issued as part of the Merger Consideration upon consummation of the Merger, the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4 nor shall proceedings for that purpose have been threatened.

7.2              Conditions to Obligations of Parent.  The obligation of Parent to effect the Closing is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)                Representations and Warranties.  (i) Each of the representations and warranties of Company set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b)(i), Section 3.8(c) and Section 3.22 of the Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)               Performance of Obligations of Company.  Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)                Officer’s Certificate.  Parent shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)               Opinion of Tax Counsel.  Parent shall have received an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to Parent, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering its opinion, Wachtell, Lipton, Rosen & Katz may require and rely upon representations contained in letters from each of Parent, Company and Beach.

(e)                Closing Date Balance Sheet.  Company shall have delivered to Parent the Closing Date Balance Sheet in accordance with the terms and conditions of Section 6.10.

7.3              Conditions to Obligations of Company.  The obligation of Company to effect the Closing is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a)                Representations and Warranties.  (i) Each of the representations and warranties of Parent set forth in Section 4.3(a) and Section 4.3(b)(i) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)               Performance of Obligations of Parent.  Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)                Officer’s Certificate.  Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)               Opinion of Tax Counsel.  Company shall have received an opinion from  Katten Muchin Rosenman LLP, special counsel to Company, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering its opinion, Katten Muchin Rosenman LLP may require and rely upon representations contained in letters from each of Parent, Company and Beach.

Article VIII
TERMINATION AND AMENDMENT

8.1              Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company:

(a)                by mutual written consent of Company and Parent;

(b)               by either Company or Parent, if the Closing shall not have occurred on or before End Date (provided  that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(c)                by either Company or Parent, if any Regulatory Approval required to be obtained pursuant to Section 7.1(b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d)               by Company, if Parent has breached or is in breach of any representation, warranty, covenant or agreement on the part of Parent contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Parent, constitute grounds for the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Parent or by its nature or timing cannot be cured within such time period;

(e)                by Parent, if Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Company, constitute grounds for the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Company or by its nature or timing cannot be cured within such time period;

(f)                by Parent, if Company has (i) failed to make the Company Board Recommendation or has withdrawn, modified or qualified, or proposed or resolved to withdraw, modify or qualify, such recommendation in a manner adverse to Parent, (ii) failed to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten (10) Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed, (iii) failed to comply with its obligations under Section 6.3(b), 6.3(c) or 6.9 or (iv) approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to promptly recommend rejection of), or proposed or resolved to recommend or endorse (or in the case of a tender or exchange offer, failed to promptly recommend rejection of), an Alternative Transaction or Acquisition Proposal involving Company; or

(g)               (i) by Parent, if the Common Shareholder Approval shall not have been obtained at the Company Shareholders Meeting, (ii) by Parent or Company, if the Common Shareholder Approval shall not have been obtained at the Company Shareholders Meeting and a No-Match Event shall have occurred and (iii) by Parent or Company, if the Common Shareholder Approval shall not have been obtained at the Second Company Shareholders Meeting.

8.2              Effect of Termination.  In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (i) Section 6.2(b) (Access to Information (Confidentiality)), Section 6.4 (Public Disclosure), Section 8.1 (Termination), Section 8.2 (Effect of Termination), Section 8.3 (Termination Fee), Section 8.4 (Amendment), Section 8.5 (Extension; Waiver), and Article IX (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3              Termination Fee.

(a)                In the event that (i) an Acquisition Proposal shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of Company, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving Company after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Parent or Company pursuant to Section 8.1(b) (if the Common Shareholder Approval has not theretofore been obtained) or (B) by Parent pursuant to Section 8.1(e) and (iii) prior to the date that is twelve (12) months after the date of such termination Company consummates an Alternative Transaction (for purposes of this Section 8.3, substituting in the definition of Alternative Transaction, forty percent (40%) in place of references to twenty percent (20%) and substituting sixty percent (60%) in place of references to eighty percent (80%)) or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, then Company shall on the earlier of the date an Alternative Transaction is consummated or any such letter executed or agreement entered into, as applicable, pay Parent a fee equal to $2,000,000 (the “Termination Fee”) by wire transfer of immediately available funds.

(b)               In the event that this Agreement is terminated (i) by Parent pursuant to Section 8.1(f), (ii) by (x) Parent pursuant to Section 8.1(g)(i) or (y) Parent or Company pursuant to Section 8.1(g)(iii) and (for the avoidance of doubt, unless in either case of clause (x) or clause (y), prior to the Company Shareholders Meeting or the Second Company Shareholders Meeting, as applicable, any of the events described in clauses (i) through (iv) of Section 8.1(f) shall have occurred) prior to the date that is twelve (12) months after the date of such Company Shareholders Meeting or Second Company Shareholders Meeting, as applicable, Company consummates an Alternative Transaction or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, or (iii) by Parent or Company pursuant to Section 8.1(g)(ii), then Company shall pay Parent the Termination Fee by wire transfer of immediately available funds on the date of termination.

(c)                In event that the Termination Fee is payable under this Section 8.3, Company shall also reimburse Parent for all of its out-of-pocket expenses incurred by Parent in connection with this Agreement and the transactions contemplated herein, including fees and expenses of accountants, financial advisors and attorneys, and costs and expenses otherwise allocated to Parent pursuant to Section 9.2.

(d)               Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails promptly to pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, Parent commences a suit which results in a judgment against Company for the fee set forth in this Section 8.3, Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date that such payment was required to be made plus 300 basis points.

8.4              Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by Parent and Company; provided, however, after any approval of the transactions contemplated by this Agreement by the shareholders of Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable Law; and provided, further, that this Agreement may not be amended except by an instrument in writing signed on behalf of Parent and Company.

8.5              Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

Article IX
GENERAL PROVISIONS

9.1              No Survival of Representations and Warranties and Agreements.  None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.1 shall not limit the survival of any covenant or agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

9.2              Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.3              Notices.  All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                if to Company, to:

The Private Bank of California
10100 Santa Monica Boulevard, Suite 2500
Los Angeles, California  90067
Attention:  David R. Misch
Fax:  (410) 286-6609

with a copy to:

King, Holmes, Paterno & Berliner
1900 Avenue of the Stars, 25th Floor
Los Angeles, California  90067
Attention:  Keith T. Holmes, Esq.
Fax:  (310) 282-8903

(b)               if to Parent or Beach, to:

First PacTrust Bancorp, Inc.
18500 Von Karman Avenue, Suite 1100
Irvine, California  92612
Attention:  Gregory A. Mitchell

Fax:  (619) 691-1350

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Attention:  Matthew M. Guest, Esq.
Fax:  (212) 403-2000

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission, (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid or (iv) one (1) Business Day after being deposited with a reputable overnight courier.

9.4              Interpretation.  For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (iv) the word “or” shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.  It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or the Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or the Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement.  This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.5              Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6              Entire Agreement.  This Agreement (including the Disclosure Schedule and the Parent Disclosure Schedule, other Schedules and other documents and the instruments referred to herein), the Voting and Support Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.7              Governing Law; Venue; WAIVER OF JURY TRIAL.

(a)                This Agreement shall be governed and construed in accordance with the Laws of the State of California, without regard to any applicable conflicts of law.

(b)               Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in Los Angeles County (the “California Courts”), and, solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the California Courts, (ii) waives any objection to laying venue in any such action or proceeding in the California Courts, (iii) waives any objection that the California Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

(c)                Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that:  (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.7.

9.8              Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

9.9              Additional Definitions.  In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

“Aggregate Cash Consideration” shall mean $24,887,513, subject to adjustment in accordance with Section 1.7(c).

“Aggregate Stock Consideration” shall mean 2,083,333 shares of Parent Voting Common Stock.

“Aggregate Stock Consideration Value” shall mean the product of (i) the Aggregate Stock Consideration and (ii) the Parent Share Value.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or Los Angeles, California are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Change In Control and Retention Payments” shall mean any amount paid, payable or reasonably expected to become payable (whether before or after the Closing) by Company or any of its Subsidiaries (including by Parent and any of its Affiliates on behalf of the Company or any of its Subsidiaries) pursuant to the terms of any contract, arrangement, commitment, or understanding (including third-party commercial, service or other agreements), or as an accommodation made in lieu of any amount payable or reasonably exepected to become payable (whether before or after the Closing) by Company or any of its Subsidiaries (including by Parent and any of its Affiliates on behalf of the Company or any of its Subsidiaries) pursuant to the terms of any such contract, arrangement, commitment, or understanding, arising out of or resulting from the transactions contemplated hereby, including, with respect to any directors, officers or employees, any “change-of-control,” severance, retention, “stay” or “transaction” package, bonus or agreement, or any similar arrangement (for the avoidance of doubt, (i) the Change In Control and Retention Payments amount shall not  include any amounts payable by Company or any of its Subsidiaries (including by Parent and any of its Affiliates on behalf of the Company or any of its Subsidiaries) pursuant to that certain Employment Agreement by and between David R. Misch and Parent, dated as of August 21, 2012, but (ii) shall include all all amounts payable by Company or any of its Subsidiaries (including by Parent and any of its Affiliates on behalf of the Company or any of its Subsidiaries) pursuant to (a) that certain Retention Agreement by and between Nick Zappia and Parent, dated as of August 21, 2012 and (b) that certain Retention Agreement by and between Richard A. Smith and Parent, dated as of August 21, 2012).

“Company Closing Expenses” shall mean the sum of the (i) Professional Expenses and (ii) Change In Control and Retention Payments.

“Company Stock Plans” shall mean any employee or director stock plan of the Company, including without limitation, the Stock Option Plan of Doctors’ Bancorp.

“Confidentiality Agreement” shall mean that certain letter agreement, dated as of March 14, 2012, by and between Company and Parent (as it may be amended from time to time).

“Controlled Group Liability” shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans listed in Section 3.11(a) of the Disclosure Schedule.

“Corporate Entity” shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

“Disclosure Schedule” shall mean the disclosure schedule dated as of the date of the Agreement and delivered by Company to Parent concurrent with the execution and delivery of the Agreement.

“End Date” shall mean the date that is the nine (9) month anniversary of the date hereof, unless, as of such date, all the conditions set forth in Article VII, other than the conditions set forth in Section 7.1(c) and Section 7.1(d), have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing), in which case such date shall be extended by ninety (90) days.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Knowledge” with respect to Company, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Disclosure Schedule, and, with respect to Parent, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Parent Disclosure Schedule.

“Law” or “Laws” shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

“Material Adverse Effect” shall mean, with respect to Company any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of Company and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Company to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided  that, in the case of clause (i) only, a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Company Common Stock, in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (G) actions or omissions taken with the express prior written consent of Parent; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which Company and its Subsidiaries operate.

“Maximum Consideration” shall mean a dollar amount equal to the product of (A) 1.30 multiplied by (B) the difference between (i) the aggregate tangible common equity of Company as set forth on the Closing Date Balance Sheet, minus (ii) the sum of (1) any Company Closing Expenses not previously accrued (as and to the extent reflected on the Closing Date Balance Sheet) and (2) all liabilities or obligations of any kind (absolute, accrued, asserted or unasserted, contingent or otherwise) resulting from a breach of any representation or warranty contained in Section 3.24 hereof.

“Parent Material Adverse Effect” shall mean, with respect to Parent any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Parent to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided  that, in the case of clause (i) only, a “Parent Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Parent Common Stock, in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (G) actions or omissions taken with the express prior written consent of Company; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect Parent and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which Parent and its Subsidiaries operate.

“Parent Share Value” shall mean $12.00.

“party” or “parties” shall mean Company and Parent.

“Per Share Merger Consideration Value” shall mean the sum of (i) the Per Share Cash Consideration and (ii) the product of (A) the Exchange Ratio and (B) the Parent Share Value.

“Person” shall mean any individual, Corporate Entity or Governmental Entity.

“Professional Expenses” shall mean any amount paid, payable or reasonably expected to become payable (whether before or after the Closing) by Company or any of its Subsidiaries (including by Parent and any of its Affiliates on behalf of the Company or any of its Subsidiaries) for services rendered or being rendered to Company by any attorney, investment banker or other financial advisor, accountant, auditor or other professional services provider in connection with the transactions contemplated hereby.

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Tax Return” shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

9.10          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11          Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Parent may revise the structure of the Merger or otherwise revise the method of effecting the Merger and related transactions; provided, that, other than as a result of actions taken  in compliance with the last two sentences of this Section 9.11, (a) such revision does not alter or change the kind or amount of the Merger Consideration, (b) such revision does not adversely affect the Tax treatment of the Merger to the shareholders of Company, (c) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated  herein and (d) such revision does not otherwise cause any of the conditions set forth in Article VII not to be capable of being fulfilled unless duly waived by the party entitled to the benefits thereof.  The parties expressly agree that Parent may, in its sole discretion and notified to Company in writing no later than three (3) Business Days prior to the date that would otherwise have been the Closing Date, revise the structure of the Merger such that the Merger shall be a merger of Company with and into Pacific Trust Bank, fsb, a federal savings bank (“PacTrust Bank”), and, for the avoidance of doubt, not with and into Beach, with PacTrust Bank being the Surviving Corporation in the Merger, continuing its corporate existence under the laws of the United States, and a wholly owned Subsidiary of Parent.  This Agreement and any related documents will be, or will deemed to have been, appropriately amended in order to reflect any revised structure or method as contemplated by this Section 9.11.

9.12          Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign any of its rights under this Agreement to a direct or indirect wholly owned Subsidiary of Parent, and Beach may assign any of its rights under this Agreement to PacTrust Bank in connection with Section 9.11.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST PACTRUST BANCORP, INC.

By:  /s/  Gregory A. Mitchell___________________
Name: Gregory A. Mitchell
Title:   Chief Executive Officer

BEACH BUSINESS BANK

By:  /s/  Robert M. Franko___________________
Name: Robert M. Franko
Title:   President & Chief Executive Officer

THE PRIVATE BANK OF CALIFORNIA

By: /s/   David R. Misch______________________
Name: David R. Misch
Title:   Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]